UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         ------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


          Date of Report (Date of earliest event reported) May 18, 2000


                                     0-13063
                            (Commission File Number)


                         ------------------------------


                              AUTOTOTE CORPORATION
             (Exact name of registrant as specified in its charter)


        Delaware                                               81-0422894
   (State of Incorporation)                                  (IRS Employer
                                                         Identification Number)


                 750 Lexington Avenue, New York, New York 10022
              (Address of registrant's principal executive office)


                                 (212) 754-2233
                         (Registrant's telephone number)


                         ------------------------------

ITEM 5.           Other Events

                  On May 19, 2000, Autotote Corporation, a Delaware corporation ("Parent"), ATX Enterprises Inc., a Delaware corporation and a newly formed, wholly owned subsidiary of Parent ("Merger Sub"), and Scientific Games Holdings Corp., a Delaware corporation ("Company"), announced that they have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Parent will acquire the Company through the merger of Merger Sub with and into the Company. Under the terms of the Merger Agreement, each outstanding share of Company common stock, par value $.001 per share, is to be converted into the right to receive $26.00 per share in cash. Consummation of the merger is subject to satisfaction or waiver by the parties of certain closing conditions, including the receipt of regulatory approvals, approval by the stockholders of the Company and other customary closing conditions. It is expected that, subject to such conditions, the merger will be completed during the summer.

                  Parent has received a commitment letter from affiliates of Donaldson Lufkin Jenrette and Lehman Brothers to provide debt financing for the merger, certain related costs and other purposes. Such commitment letter contemplates financing under senior term loan and revolving credit facilities, and issuance of senior subordinated notes, totaling up to $440 million or more. Depending on the financing alternatives chosen by the Company, such financing may include the issuance of warrants to purchase Company common stock, in amounts and on terms common in transactions of this nature, dependent on market conditions and the financing alternative being pursued. Such financing is subject to various terms and conditions and will be embodied in definitive documentation to be negotiated and completed by the parties.

                  As Parent also announced, it has received commitment letters from Olivetti and other investors to purchase a contemplated new series of convertible preferred stock of Parent for an aggregate of $110 million. Those commitment letters contemplate the sale of at least $75 million of such new preferred stock at the time of the merger, and $35 million thereafter on or before January 31, 2001. Such new preferred stock, of which Olivetti or an affiliated entity would purchase a total of $100 million, would be convertible into Parent common stock at a conversion price of $6.00 per share (subject to potential reset to no less than $5.00 per share based on possible future market price minimums), would mature and become mandatorily convertible into common stock after five years and would pay dividends at the rate of 6% per annum (payable in kind in additional shares or, at Parent's option beginning with the ninth quarterly dividend date, in cash). The preferred stock commitment letters also contemplate that the definitive documentation will provide, among other things, that holders of the new preferred stock would have certain rights with respect to the composition of, and representation on, the Board of Directors and other matters, including rights to participate in certain future financings, if any, and would be subject for a period of time to maximum limitations on their purchase of additional stock, and have certain other rights and obligations. The purchase and sale of such new preferred stock are subject to various stated conditions, and will be subject to definitive documentation to be negotiated and completed by the parties.

ITEM 7.           Financial  Statements,  Pro Forma  Financial  Information  and
                  Exhibits

                  (c)      Exhibits.

Exhibit Number                 Title
--------------                 -----

    99                         Press Release dated May 19, 2000

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          AUTOTOTE CORPORATION


                                          By:
                                              ---------------------------------
                                              Martin E. Schloss
                                              Vice President and General Counsel

Date:  May 19, 2000

                                  Exhibit Index


Exhibit Number            Title
--------------            -----

    99                    Press Release dated May 19, 2000.